Exhibit 99.1

News Release
TRANSACTION SYSTEMS ARCHITECTS INC
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077

For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Completes Initial Closing of eps Acquisition
and Increases Share Repurchase Authorization

(OMAHA, Neb. — May 31, 2006) — Transaction Systems Architects, Inc. (Nasdaq: TSAI), a leading global provider of enterprise electronic payments solutions, announced today that it has completed the initial closing of its acquisition of eps Electronic Payment Systems AG (“eps”). At this initial closing, approximately 83 percent of the eps outstanding shares were purchased. The remaining shares are expected to be purchased by the Company in October 2006.

The Company also announced today that its Board of Directors has approved an increase of $30 million to its stock repurchase plan, bringing the total of the approved plan to $110 million. From the inception of the Company’s stock repurchase plan through May 30, 2006, the Company has repurchased a total of 2,123,161 shares for approximately $53.4 million.

About Transaction Systems Architects, Inc.

The Company’s software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company’s solutions are used on more than 1,960 product systems in 83 countries on six continents. Visit Transaction Systems Architects, Inc. on the Internet at www.tsainc.com.